Exhibit 99.1

Bitstream Inc. Reports Fourth Quarter Results for 2010

The Company reported its highest quarterly revenue amount since going public,

revenue for the fourth quarter increased 17% to $6,519,000 as compared to the fourth quarter of 2009, as well as 9% sequentially as compared to the third quarter of 2010.

MARLBOROUGH, MA—(Business Wire)—March 21, 2011—Bitstream Inc. (Nasdaq: BITS) today reported that total revenue increased by $940,000 or 17% to $6,519,000 for the three months ended December 31, 2010 as compared to total revenue of $5,579,000 for the three months ended December 31, 2009 and by $537,000 or 9% sequentially as compared to $5,982,000 for the three months ended September 30, 2010. The Company’s aggregate cash, cash equivalents, and investments at December 31, 2010 totaled $11,412,000, a decrease of $1,333,000 from a balance of $12,745,000 at September 30, 2010 and a decrease of $6,753,000, as compared to a balance of $18,165,000 at December 31, 2009, reflecting the use of $6,528,000 of cash in the second quarter of 2010 to purchase certain assets of Press-sense Ltd.

“We are excited to report that revenues increased to $6,519,000 for the fourth quarter, our highest quarterly revenue since going public in 1996,” said Anna Magliocco-Chagnon, President and Chief Executive Officer. “This growth was the result of increased sales across all of our product lines. E-commerce sales continue to grow and now include our first sales of Webfonts. Our OEM font business closed several large licenses during the quarter that include possible royalties in future quarters. Our Pageflex publishing business experienced increases in both licensing and services revenue. We also received OEM revenue from our new iWay product while we continue building our relationships with our new publishing OEM partners and look forward to growing this business as these partners relaunch the iWay product through their sales channels. Our BOLT browser business closed its first carrier deal and recorded its first advertising revenue. We are also excited about the team we are building for our BOLT browser product line and the level of experience that they bring as we continue to focus on signing deals to monetize our BOLT through a variety of channels.”

The increase in our e-commerce sales for the three months ended December 31, 2010 contributed to an increase in direct third party cost of revenue, consisting primarily of royalty expenses; of $480,000, or approximately 28%, as compared to the three months ended December 31, 2009. Cost of services increased due to the additional headcount added with the iWay acquisition. Operating expenses increased $1,440,000 to $4,476,000 for the three months ended December 31, 2010 from $3,036,000 for the three months ended December 31, 2009. We reported increases in marketing and sales (“M&S”), research and development (“R&D”) and general and administrative (“G&A”) expenses of $237,000, $753,000 and $450,000, respectively. The increase in M&S expense includes an increase in iWay sales and marketing resources of approximately $232,000. The increase in R&D expense consisted primarily of $567,000 due to the addition of R&D resources related to the iWay product line. The increase of G&A expense resulted from $263,000 in increases of G&A resources including the establishment of the office in Israel and $271,000 in professional services.

GAAP Results

Our loss from operations was $(880,000) for the three-months ended December 31, 2010, as compared to operating income for the three-months ended December 31, 2009 of $273,000. Our net loss for the three months ended December 31, 2010 was ($979,000) or ($0.10) per share as compared to net income for the three months ended December 31, 2009 of $167,000 or $0.02 per fully diluted share.

Non-GAAP Results

Our Non-GAAP results for the three months ended December 31, 2010 exclude stock-based compensation expense, the amortization of intangible assets primarily acquired from Press-sense Ltd. and acquisition costs for certain assets of Press-sense Ltd. Our Non-GAAP loss from operations was $(579,000) for the three months ended December 31, 2010, as compared to operating income for the three months ended December 31, 2009 of $472,000. Our Non-GAAP net loss was $(678,000) or $(0.07) per share for the three months ended December 31, 2010, as compared to net income for the three months ended December 31, 2009 of $366,000 or $0.04 per fully diluted share. A reconciliation between GAAP and non-GAAP results is provided at the end of this press release.

CONFERENCE CALL REMINDER

Today, March 21, 2011 at 4:30 p.m. EST, Bitstream will host a conference call with the financial community to discuss its results for the quarter ended December 31, 2010:

•	Domestic Dial-in number: 1-866-814-1912

•	International Dial-in number: 1-703-639-1356

Call into the conference number 5-10 minutes prior to the start time. An operator will request that you provide your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call number, please contact Bitstream at (617) 497-6222.

A replay of the conference call will be available through March 31, 2011 (access code): 1520216

•	Domestic Replay number: 1-888-266-2081

•	International Replay number: 1-703-925-2533

The replay will also be available via the Company’s website at www.bitstream.com/corporate/investor

Forward Looking Statements Disclosure

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, market acceptance of the Company’s products, competition and the timely introduction of new products. Additional information concerning certain risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including Bitstream’s Annual Report on Form 10-K for the year ended December 31, 2009, as supplemented by Bitstream’s subsequent quarterly reports on Form 10Q in 2010.

Use of Non-GAAP Financial Information

To supplement the financial measures presented in the Company’s press release in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company also presents non-GAAP measures relating to income or loss from operations, net income or loss and net income or loss per diluted share which were adjusted from amounts determined based on GAAP to exclude share-based compensation expenses, as well as expenses from the amortization of intangible assets primarily acquired from Press-sense Ltd. and the acquisition costs for acquiring certain assets of Press-sense Ltd.

The Company believes these non-GAAP financial measures will enhance the reader’s overall understanding of Bitstream’s current financial performance and the Company’s prospects for the future by providing a higher degree of transparency for certain financial measures and providing a level of disclosure that helps investors understand how the Company plans and measures its own business. These financial measures are not in accordance with GAAP, should not be considered an alternative for measures prepared in accordance with GAAP, and may have limitations in that they do not reflect all of Bitstream’s results of operations as determined in accordance with GAAP.

These non-GAAP measures should only be used to evaluate Bitstream’s results of operations in conjunction with the corresponding GAAP measures. The presentation of non-GAAP information is not meant to be considered superior to, in isolation from or as a substitute for results prepared in accordance with GAAP.

About Bitstream

Bitstream Inc. develops software technologies and applications for the graphic art and mobile communications industries. Bitstream’s award-winning fonts and font technologies enable device manufacturers and application developers to render the highest quality text in any language, on any device, at any resolution. The company’s MyFonts brand is the world’s leading provider of fonts to consumers. Bitstream’s Pageflex brand enables marketers to easily produce customized communications in print, email and online. The company’s latest offering is the BOLT mobile browser, which has been installed by millions of users worldwide since its release in February 2009. For more information visit www.bitstream.com.

Bitstream Inc. and Subsidiaries

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenue:
Software license	$5,269	$4,443	$18,344	$16,804
Services	1,250	1,136	4,800	4,685

Total revenue	6,519	5,579	23,144	21,489

Cost of revenue:
Software license	2,395	1,832	9,039	6,778
Services	528	438	2,000	2,060

Total cost of revenue	2,923	2,270	11,039	8,838

Gross profit	3,596	3,309	12,105	12,651

Operating expenses:
Marketing and selling	1,064	827	3,711	3,605
Research and development	2,104	1,351	7,180	4,992
General and administrative	1,308	858	4,302	3,053

Total operating expenses	4,476	3,036	15,193	11,650

Operating income (loss)	(880)	273	(3,088)	1,001

Interest and other income, net	67	6	176	59

Income (loss) before provision for income taxes	(813)	279	(2,912)	1,060
Provision for income taxes	166	112	324	208

Net income (loss)	$(979)	$167	$(3,236)	$852

Basic net income (loss) per share	$(0.10)	$0.02	$(0.33)	$0.09

Diluted net income (loss) per share	$(0.10)	$0.02	$(0.33)	$0.08

Basic weighted average shares outstanding	10,058	9,817	9,923	9,782
Diluted weighted average shares outstanding	10,058	10,399	9,923	10,249

Bitstream Inc. and Subsidiaries

Consolidated Balance Sheets

(In Thousands)

(unaudited)

	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$3,057	$17,915
Accounts receivable, net	1,999	1,689
Prepaid expenses and other current assets	793	802
Short-term investments-certificates of deposit	114	114

Total current assets	5,963	20,520

Property and equipment, net	606	643

Other assets:
Long-term investments	8,241	136
Goodwill	3,526	727
Intangible assets	3,479	78

Total other assets	15,246	941

Total assets	$21,815	$22,104

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,028	$1,091
Accrued payroll and other compensation	746	261
Other accrued expenses	794	808
Deferred revenue	2,413	1,762

Total current liabilities	4,981	3,922

Long-term deferred revenue	105	—
Long-term deferred rent	530	536

Total long-term liabilities	635	536

Total liabilities	5,616	4,458

Total stockholders’ equity	16,199	17,646

Total liabilities and stockholders’ equity	$21,815	$22,104

Bitstream Inc. and Subsidiaries

Non-GAAP Results

(In Thousands, Except Per Share Data)

(unaudited)

The following table shows Bitstream’s non-GAAP results reconciled to GAAP results included in this release.

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Operating income (loss):
GAAP operating income ( loss)	$(880)	$273	$(3,088)	$1,001
Stock-based compensation	191	192	969	808
Amortization of intangible assets	103	7	252	28
Acquisition costs	7	—	438	—

Non-GAAP operating income (loss)	$(579)	$472	$(1,429)	$1,837

Net income (loss):
GAAP net income (loss)	$(979)	$167	$(3,236)	$852
Stock-based compensation	191	192	969	808
Amortization of intangible assets	103	7	252	28
Acquisition costs	7	—	438	—

Non-GAAP net income (loss)	$(678)	$366	$(1,577)	$1,688

Diluted Net Income (loss) Per Share:
GAAP net income (loss) per share	$(0.10)	$0.02	$(0.33)	$0.08
Stock-based compensation per share	0.02	0.02	0.10	0.08
Amortization of intangible assets per share	0.01	—	0.03	—
Acquisition costs per share	—	—	0.04	—

Non-GAAP net income (loss) per share	$(0.07)	$0.04	$(0.16)	$0.16

For the three and twelve month periods ended December 31, 2010, diluted net loss per share is based on 10,058 and 9,923 diluted weighted average shares outstanding, respectively. Diluted net income per share is based on 10,399 and 10,249 diluted weighted average shares outstanding for the three and twelve month periods ended December 31, 2009, respectively.

Investors:

EPOCH Financial Group

Victor Thompson, 888-751-1306

vthompson@epochfinancial.com